EXHIBIT 99.1

Eagle Bancorp Montana Earns $3.6 Million, or $0.46 per Diluted Share, in the Third Quarter of 2025 Declares Quarterly Cash Dividend of $0.145 Per Share

HELENA, Mont., Oct. 28, 2025 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $3.6 million, or $0.46 per diluted share, in the third quarter of 2025, compared to $3.2 million, or $0.41 per diluted share, in the preceding quarter, and $2.7 million, or $0.34 per diluted share, in the third quarter of 2024. In the first nine months of 2025, net income increased to $10.1 million, or $1.29 per diluted share, compared to $6.3 million, or $0.81 per diluted share, in the first nine months of 2024.

Eagle’s board of directors declared a quarterly cash dividend of $0.145 per share on October 23, 2025. The dividend will be payable December 5, 2025, to shareholders of record November 14, 2025. The current dividend represents an annualized yield of 3.41% based on recent market prices.

“Eagle’s third-quarter operating performance reflects meaningful progress, with earnings improving over the prior quarter as we benefited from stable funding costs, strong asset yields, and ongoing operational discipline,” said Laura F. Clark, President and CEO. “Our focus on building a stronger balance sheet and growing our community banking footprint across Montana is producing positive outcomes, backed by a resilient core deposit base and a well-diversified loan portfolio. Additionally, we continue to maintain a healthy net interest margin, which supports our ongoing profitability and growth. As we move forward, we remain focused on navigating the rate environment effectively and driving long-term value for our shareholders.”

Third Quarter 2025 Highlights (at or for the three-month period ended September 30, 2025, except where noted):

  Net income was $3.6 million, or $0.46 per diluted share, in the third quarter of 2025, compared to $3.2 million, or $0.41 per diluted share in the preceding quarter, and $2.7 million, or $0.34 per diluted share, in the third quarter a year ago.
  Net interest margin (“NIM”) was 3.94% in the third quarter of 2025, a three-basis point increase compared to 3.91% in the preceding quarter and a 60-basis point increase compared to the third quarter a year ago.
  Net interest income, before the provision for credit losses, increased 3.0% to $18.7 million in the third quarter of 2025, compared to $18.1 million in the second quarter of 2025, and increased 18.3% compared to $15.8 million in the third quarter of 2024.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) increased 2.0% to $23.4 million in the third quarter of 2025, compared to $23.0 million in the preceding quarter and increased 12.6% compared to $20.8 million in the third quarter a year ago.
  Total loans increased 1.5% to $1.56 billion, at September 30, 2025, compared to $1.52 billion a year earlier, and decreased 0.8% compared to $1.57 billion at June 30, 2025.
  The allowance for credit losses represented 1.14% of portfolio loans and 430.4% of nonperforming loans at September 30, 2025, compared to 1.12% of total portfolio loans and 356.7% of nonperforming loans at September 30, 2024, and compared to 1.13% of total portfolio loans and 348.8% of nonperforming loans at June 30, 2025.
  Total deposits increased $101.7 million or 6.2% to $1.75 billion at September 30, 2025, compared to a year earlier, and increased $14.3 million or 0.8%, compared to June 30, 2025.
  The Company’s available borrowing capacity was approximately $508.4 million at September 30, 2025, compared to $348.1 million at September 30, 2024, and $463.0 million at June 30, 2025. On October 1, 2025, the Company redeemed all of its outstanding 5.50% Fixed-to-Floating Rate Subordinated Notes due July 1, 2030, having an aggregate principal amount of $15.0 million. The Company utilized its existing line of credit with a correspondent bank to finance the redemption payment.
  The Company paid a quarterly cash dividend in the third quarter of $0.145 per share on September 5, 2025, to shareholders of record August 15, 2025.

Balance Sheet Results

Total assets were $2.12 billion at September 30, 2025, compared to $2.15 billion a year ago, and $2.14 billion three months earlier. The investment securities portfolio totaled $279.9 million at September 30, 2025, compared to $307.0 million a year ago, and $285.0 million at June 30, 2025.

Eagle originated $76.4 million in new residential mortgages during the quarter and sold $68.3 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.27%. This production compares to residential mortgage originations of $66.7 million in the preceding quarter with sales of $54.6 million and an average gross margin on sale of mortgage loans of approximately 3.81%.

Total loans increased $23.1 million, or 1.5%, compared to a year ago, and decreased $11.9 million, or 0.8%, from three months earlier. Commercial real estate loans increased 4.1% to $670.4 million at September 30, 2025, compared to $644.0 million a year earlier. Commercial real estate loans were comprised of 72.0% non-owner occupied and 28.0% owner occupied at September 30, 2025. Agricultural and farmland loans increased 8.3% to $314.1 million at September 30, 2025, compared to $290.0 million a year earlier. Residential mortgage loans decreased 4.9% to $149.1 million, compared to $156.8 million a year earlier. Commercial loans decreased modestly to $143.0 million, compared to $143.2 million a year ago. Commercial construction and development loans decreased 9.5% to $113.5 million, compared to $125.3 million a year ago. Home equity loans increased 13.9% to $106.6 million, residential construction loans decreased 32.2% to $35.4 million, and consumer loans decreased 13.2% to $25.6 million, compared to a year ago.

“Our deposit mix shifted toward higher-yielding products during the elevated interest rate environment, consistent with other community banks. With rate cuts in the latter half of 2024 and the recent rate cut in 2025, we are starting to see an easing in deposit pricing, a trend we expect to continue as CDs reprice at lower yields,” said Miranda Spaulding, CFO. “We remain vigilant, as rising inflation risks, including the possible effects of new tariffs and broader cost pressures, could shape future interest rate decisions and alter our current assumptions around repricing.”

Total deposits increased to $1.75 billion at September 30, 2025, compared to $1.65 billion at September 30, 2024, and $1.74 billion at June 30, 2025. Noninterest-bearing checking accounts represented 24.5%, interest-bearing checking accounts represented 12.3%, savings accounts represented 11.7%, money market accounts comprised 25.7% and time certificates of deposit made up 25.8% of the total deposit portfolio at September 30, 2025. Time certificates of deposit included $22.1 million in brokered certificates at September 30, 2024 and $1.4 million at June 30, 2025. There were no brokered certificates at September 30, 2025. The average cost of total deposits was 1.63% in the third quarter of 2025, compared to 1.62% in the preceding quarter and 1.76% in the third quarter of 2024. The estimated amount of uninsured deposits was approximately $339.7 million, or 19% of total deposits, at September 30, 2025, compared to $329.0 million, or 19% of total deposits, at June 30, 2025.

FHLB advances and other borrowings decreased to $79.2 million at September 30, 2025, compared to $219.2 million at September 30, 2024, and $119.4 million at June 30, 2025. The average cost of FHLB advances and other borrowings was 4.57% in the third quarter of 2025, compared to 4.65% in the preceding quarter and 5.36% in the third quarter of 2024.

Shareholders’ equity was $186.5 million at September 30, 2025, compared to $177.7 million a year earlier and $180.6 million three months earlier. Book value per share increased to $23.45 at September 30, 2025, compared to $22.17 a year earlier and $22.72 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, increased to $18.63 at September 30, 2025, compared to $17.23 a year earlier and $17.86 three months earlier.

Operating Results

“Higher yields on interest-earning assets, combined with stable funding costs, contributed to a three basis point increase in our net interest margin during the third quarter compared to the prior quarter. Looking ahead, given the current Fed rate environment, we anticipate further improvement in our cost of funds if rates continue to decline,” said Spaulding.

Eagle’s NIM was 3.94% in the third quarter of 2025 compared to 3.91% in the preceding quarter and 3.34% in the third quarter a year ago. The interest accretion on acquired loans totaled $234,000 and resulted in a five basis-point increase in the NIM during the third quarter of 2025, compared to $607,000 and a 13-basis point increase in the NIM during the preceding quarter. Average yields on interest earning assets for the third quarter of 2025 increased to 5.87%, compared to 5.85% in the second quarter of 2025 and 5.66% in the third quarter a year ago. Funding costs for the third quarter of 2025 were 2.45%, which was unchanged compared to the second quarter of 2025 and a decrease compared to 2.89% in the third quarter of 2024. For the first nine months of 2025, NIM expanded 50 basis points to 3.86% compared to 3.36% for the first nine months of 2024.

Net interest income, before the provision for credit losses, increased 3.0% to $18.7 million in the third quarter of 2025, compared to $18.1 million in the second quarter of 2025, and increased 18.3% compared to $15.8 million in the third quarter of 2024. Year-to-date, net interest income increased 15.2% to $53.7 million, compared to $46.6 million in the same period one year earlier.

Revenues for the third quarter of 2025 increased 2.0% to $23.4 million, compared to $23.0 million in the preceding quarter and increased 12.6% compared to $20.8 million in the third quarter a year ago. In the first nine months of 2025, revenues were $67.3 million, a 12.4% increase compared to $59.9 million in the first nine months of 2024.

Total noninterest income decreased 1.9% to $4.7 million in the third quarter of 2025, compared to $4.8 million in the preceding quarter, and decreased 5.3% compared to $5.0 million in the third quarter a year ago. Net mortgage banking income, the largest component of noninterest income, totaled $2.9 million in the third quarter of 2025, which was unchanged compared to the preceding quarter and an increase compared to $2.6 million in the third quarter a year ago. In the first nine months of 2025, noninterest income increased 2.5% to $13.5 million, compared to $13.2 million in the first nine months of 2024. Net mortgage banking income increased 10.9% to $8.0 million in the first nine months of 2025, compared to $7.2 million in the first nine months of 2024.

Eagle’s third quarter noninterest expense was $18.4 million, an increase of 2.6% compared to $17.9 million in the preceding quarter and a 6.5% increase compared to $17.3 million in the third quarter a year ago. In the first nine months of 2025, noninterest expense increased 3.3% to $53.3 million, compared to $51.6 million in the first nine months of 2024. Salaries and employee benefits expense was the driver of the increase.

For the third quarter of 2025, the Company recorded income tax expense of $1.3 million, compared to $751,000 in the preceding quarter and $529,000 in the third quarter of 2024. The effective tax rate for the third quarter of 2025 was 26.8%, compared to 18.8% for the second quarter of 2025 and 16.3% for the third quarter of 2024. The year-to-date effective tax rate was 21.1% for 2025 compared to 17.5% for the same period in 2024. The effective tax rate has started to rise as the Company’s pretax earnings have increased at a faster pace than tax-exempt income.

Credit Quality

Eagle recorded a $62,000 provision for credit losses for the third quarter of 2025, compared to $1.0 million in the preceding quarter and $277,000 in the third quarter a year ago. The allowance for credit losses represented 430.4% of nonperforming loans at September 30, 2025, compared to 348.8% three months earlier and 356.7% a year earlier. Nonperforming loans were $4.1 million at September 30, 2025, $5.1 million at June 30, 2025, and $4.8 million a year earlier. Net loan charge-offs totaled $72,000 in the third quarter of 2025, compared to $48,000 in the preceding quarter and $17,000 in the third quarter a year ago. The allowance for credit losses was $17.7 million, or 1.14% of total loans, at September 30, 2025, compared to $17.7 million, or 1.13% of total loans, at June 30, 2025, and $17.1 million, or 1.12% of total loans, a year ago.

Capital Management

The Bank’s Tier 1 capital to adjusted total average assets was 10.35% as of September 30, 2025. The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) was 7.12% at September 30, 2025, up from 6.56% a year ago and 6.77% three months earlier. This ratio is a non-GAAP financial measure. For the most comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” below. As of September 30, 2025, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 30 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions, expectations and anticipations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the emergence or continuation of widespread health emergencies or pandemics, including steps taken by governmental and other authorities to contain, mitigate and combat such emergencies or pandemics; the impact of volatility in the U.S. banking industry, including the associated impact of any regulatory changes or other mitigation efforts taken by governmental agencies in response thereto; the impact of any new regulatory, policy or enforcement developments resulting from the change in U.S. presidential administration, including the implantation of tariffs and other protectionist trade policies; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; competition among banks, financial holding companies and other traditional and non-traditional financial service providers; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; possible changes in governmental monetary and fiscal policies, or any leadership changes of those determining such policies; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; the effects of the U.S. federal government shutdown, or closures or significant staff reductions in agencies regulating our business; our ability to navigate differing social, environmental, and sustainability concerns among governmental administrations, our stakeholders and other activists that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, this release, including the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP financial measures include: 1) core efficiency ratio, 2) tangible book value per share and 3) tangible common equity to tangible assets. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance, performance trends and financial condition, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Eagle strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	September 30,	June 30,	September 30,
	2025	2025	2024

Assets:
Cash and due from banks	$25,061	$25,701	$22,954
Interest bearing deposits in banks	4,454	1,183	19,035
Federal funds sold	-	44	200
Total cash and cash equivalents	29,515	26,928	42,189
Securities available-for-sale, at fair value	279,920	285,023	306,982
Federal Home Loan Bank ("FHLB") stock	5,200	7,000	11,218
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	10,364	13,651	13,429
Loans:
Real estate loans:
Residential 1-4 family	149,119	147,143	156,811
Residential 1-4 family construction	35,423	47,146	52,217
Commercial real estate	670,403	675,285	644,019
Commercial construction and development	113,455	100,984	125,323
Farmland	159,279	162,182	145,356
Other loans:
Home equity	106,648	102,778	93,646
Consumer	25,558	26,658	29,445
Commercial	143,029	152,335	143,190
Agricultural	154,857	155,151	144,645
Total loans	1,557,771	1,569,662	1,534,652
Allowance for credit losses	(17,740)	(17,730)	(17,130)
Net loans	1,540,031	1,551,932	1,517,522
Accrued interest and dividends receivable	16,903	14,674	14,844
Mortgage servicing rights, net	15,131	15,120	15,443
Assets held-for-sale, at cost	-	703	257
Premises and equipment, net	102,032	100,909	100,297
Cash surrender value of life insurance, net	54,333	53,958	52,852
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	3,599	3,885	4,834
Other assets	23,907	24,979	26,375
Total assets	$2,119,806	$2,137,633	$2,145,113

Liabilities:
Deposit accounts:
Noninterest bearing	$429,064	$417,324	$419,760
Interest bearing	1,323,115	1,320,601	1,230,752
Total deposits	1,752,179	1,737,925	1,650,512
Accrued expenses and other liabilities	42,713	40,439	38,593
FHLB advances and other borrowings	79,167	119,407	219,167
Other long-term debt, net	59,261	59,224	59,111
Total liabilities	1,933,320	1,956,995	1,967,383

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized; 8,507,429 shares issued; 7,952,177, 7,952,177 and 8,016,784 shares outstanding at September 30, 2025, June 30, 2025, and September 30, 2024, respectively	85	85	85
Additional paid-in capital	108,730	108,590	109,040
Unallocated common stock held by Employee Stock Ownership Plan	(3,581)	(3,724)	(4,154)
Treasury stock, at cost (555,252, 555,252, and 490,645 shares at September 30, 2025, June 30, 2025 and September 30, 2024, respectively)	(11,925)	(11,925)	(11,124)
Retained earnings	107,947	105,470	98,979
Accumulated other comprehensive loss, net of tax	(14,770)	(17,858)	(15,096)
Total shareholders' equity	186,486	180,638	177,730
Total liabilities and shareholders' equity	$2,119,806	$2,137,633	$2,145,113

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30
	2025	2025	2024	2025	2024
Interest and dividend income:
Interest and fees on loans	$25,213	$24,442	$23,802	$72,975	$68,526
Securities available-for-sale	2,322	2,397	2,598	7,170	7,953
FRB and FHLB dividends	225	236	266	721	777
Other interest income	74	75	94	187	268
Total interest and dividend income	27,834	27,150	26,760	81,053	77,524
Interest expense:
Interest expense on deposits	7,179	6,877	7,190	20,927	20,622
FHLB advances and other borrowings	1,144	1,459	3,084	4,229	8,206
Other long-term debt	823	669	684	2,162	2,048
Total interest expense	9,146	9,005	10,958	27,318	30,876
Net interest income	18,688	18,145	15,802	53,735	46,648
Provision for credit losses	62	1,038	277	1,142	554
Net interest income after provision for credit losses	18,626	17,107	15,525	52,593	46,094

Noninterest income:
Service charges on deposit accounts	442	393	430	1,224	1,258
Mortgage banking, net	2,926	2,926	2,602	7,977	7,196
Interchange and ATM fees	691	670	662	1,954	1,865
Appreciation in cash surrender value of life insurance	384	393	1,038	1,127	1,646
Other noninterest income	274	425	251	1,258	1,239
Total noninterest income	4,717	4,807	4,983	13,540	13,204

Noninterest expense:
Salaries and employee benefits	11,193	10,645	9,894	31,502	29,885
Occupancy and equipment expense	2,274	2,230	2,134	6,806	6,337
Data processing	1,326	1,305	1,587	3,961	4,494
Software subscriptions	680	715	511	2,053	1,550
Advertising	308	280	277	820	846
Amortization	288	298	337	906	1,054
Loan costs	382	354	385	1,108	1,195
FDIC insurance premiums	231	257	295	719	878
Professional and examination fees	401	391	438	1,312	1,345
Other noninterest expense	1,304	1,451	1,412	4,132	4,026
Total noninterest expense	18,387	17,926	17,270	53,319	51,610

Income before provision for income taxes	4,956	3,988	3,238	12,814	7,688
Provision for income taxes	1,326	751	529	2,708	1,343
Net income	$3,630	$3,237	$2,709	$10,106	$6,345

Basic earnings per common share	$0.47	$0.42	$0.35	$1.30	$0.81
Diluted earnings per common share	$0.46	$0.41	$0.34	$1.29	$0.81

Basic weighted average shares outstanding	7,796,304	7,791,320	7,836,921	7,799,899	7,830,947

Diluted weighted average shares outstanding	7,828,570	7,812,656	7,860,138	7,822,825	7,848,196

ADDITIONAL FINANCIAL INFORMATION	(Unaudited)
(Dollars in thousands, except per share data)	Three or Nine Months Ended
	September 30,	June 30,	September 30,
	2025	2025	2024

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$2,229	$2,083	$1,691
Net change in fair value of loans held-for-sale and derivatives	(22)	105	159
Mortgage servicing income, net	719	738	752
Mortgage banking, net	$2,926	$2,926	$2,602

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$5,661		$4,705
Net change in fair value of loans held-for-sale and derivatives	(32)		(2)
Mortgage servicing income, net	2,348		2,493
Mortgage banking, net	$7,977		$7,196

Performance Ratios (For the quarter):
Return on average assets	0.68%	0.61%	0.51%
Return on average equity	7.94%	7.23%	6.56%
Yield on average interest earning assets	5.87%	5.85%	5.66%
Cost of funds	2.45%	2.45%	2.89%
Net interest margin	3.94%	3.91%	3.34%
Core efficiency ratio*	77.33%	76.80%	81.47%

Performance Ratios (Year-to-date):
Return on average assets	0.64%		0.41%
Return on average equity	7.50%		5.19%
Yield on average interest earning assets	5.83%		5.59%
Cost of funds	2.48%		2.78%
Net interest margin	3.86%		3.36%
Core efficiency ratio*	77.91%		84.47%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2025	2025	2024

Nonaccrual loans	$1,966	$2,423	$3,859
Loans 90 days past due and still accruing	2,156	2,660	944
Total nonperforming loans	4,122	5,083	4,803
Other real estate owned and other repossessed assets	86	86	4
Total nonperforming assets	$4,208	$5,169	$4,807

Nonperforming loans / portfolio loans	0.26%	0.32%	0.31%
Nonperforming assets / assets	0.20%	0.24%	0.22%
Allowance for credit losses / portfolio loans	1.14%	1.13%	1.12%
Allowance for credit losses/ nonperforming loans	430.37%	348.81%	356.65%
Gross loan charge-offs for the quarter	$80	$51	$22
Gross loan recoveries for the quarter	$8	$3	$5
Net loan charge-offs for the quarter	$72	$48	$17

	September 30,	June 30,	September 30,
	2025	2025	2024
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$23.45	$22.72	$22.17
Tangible book value per share**	$18.63	$17.86	$17.23
Shares outstanding	7,952,177	7,952,177	8,016,784
Tangible common equity to tangible assets***	7.12%	6.77%	6.56%

Other Information:
Average investment securities for the quarter	$280,683	$287,707	$305,730
Average investment securities year-to-date	$287,176	$290,490	$308,688
Average loans for the quarter ****	$1,581,510	$1,554,756	$1,547,246
Average loans year-to-date ****	$1,554,547	$1,540,765	$1,519,951
Average earning assets for the quarter	$1,879,801	$1,862,024	$1,874,669
Average earning assets year-to-date	$1,859,177	$1,848,617	$1,847,468
Average total assets for the quarter	$2,131,315	$2,112,470	$2,116,839
Average total assets year-to-date	$2,109,454	$2,099,980	$2,086,951
Average deposits for the quarter	$1,746,087	$1,706,261	$1,622,254
Average deposits year-to-date	$1,708,461	$1,688,826	$1,624,636
Average equity for the quarter	$182,822	$179,104	$165,162
Average equity year-to-date	$179,699	$178,249	$163,106

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Efficiency Ratio	(Unaudited)			(Unaudited)
(Dollars in thousands)	Three Months Ended			Six Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Calculation of Efficiency Ratio:
Noninterest expense - efficiency ratio numerator	$18,387	$17,926	$17,270	$53,319	$51,610

Net interest income	18,688	18,145	15,802	53,735	46,648
Noninterest income	4,717	4,807	4,983	13,540	13,204
Efficiency ratio denominator	23,405	22,952	20,785	67,275	59,852

Efficiency ratio (GAAP)	78.56%	78.10%	83.09%	79.26%	86.23%

Calculation of Core Efficiency Ratio:
Noninterest expense	$18,387	$17,926	$17,270	$53,319	$51,610
Intangible asset amortization	(288)	(298)	(337)	(906)	(1,054)
Core efficiency ratio numerator	18,099	17,628	16,933	52,413	50,556

Net interest income	18,688	18,145	15,802	53,735	46,648
Noninterest income	4,717	4,807	4,983	13,540	13,204
Core efficiency ratio denominator	23,405	22,952	20,785	67,275	59,852

Core efficiency ratio (non-GAAP)	77.33%	76.80%	81.47%	77.91%	84.47%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2025	2025	2024
Tangible Book Value:
Shareholders' equity	$186,486	$180,638	$177,730
Goodwill and core deposit intangible, net	(38,339)	(38,625)	$(39,574)
Tangible common shareholders' equity (non-GAAP)	$148,147	$142,013	$138,156

Common shares outstanding at end of period	7,952,177	7,952,177	8,016,784

Common shareholders' equity (book value) per share (GAAP)	$23.45	$22.72	$22.17

Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$18.63	$17.86	$17.23

Tangible Assets:
Total assets	$2,119,806	$2,137,633	$2,145,113
Goodwill and core deposit intangible, net	(38,339)	(38,625)	(39,574)
Tangible assets (non-GAAP)	$2,081,467	$2,099,008	$2,105,539

Tangible common shareholders' equity to tangible assets (non-GAAP)	7.12%	6.77%	6.56%

Contacts:
Laura F. Clark, President and CEO
(406) 457-4007
Miranda J. Spaulding, SVP and CFO
(406) 441-5010